Exhibit 99.1

Vision-Sciences, Inc. Announces $7.7 Million in Revenue for the First Nine Months of Fiscal 2011

ORANGEBURG, N.Y., February 9, 2011 – Vision-Sciences, Inc. (Nasdaq:VSCI) today announced results for its third quarter and first nine months of fiscal 2011, ended December 31, 2010. For the third quarter of fiscal 2011, net sales were $2.7 million, a sequential increase of $0.4 million, or 17%, from the second quarter of fiscal 2011, ended September 30, 2010, primarily due to higher sales of our urology endoscopes and EndoSheath® disposables, our ENT (“ear, nose, and throat”) endoscopes, and increased repair, peripheral and accessory sales. These same revenues represent an increase of $0.1 million, or 4% from the third quarter of fiscal 2010, ended December 31, 2009, primarily due to higher sales of our urology endoscopes and EndoSheath disposables.  Pro forma for the exclusion of sales to Medtronic, which, effective April 1, 2010, no longer served as our distributor of ENT endoscopes, net sales for the third quarter of fiscal 2011 represented an increase of $1.1 million, or 66%, from the third quarter of fiscal 2010.

For the first nine months of fiscal 2011, net sales were $7.7 million, a decrease of $1.1 million, or 13%, over the first nine months of fiscal 2010, primarily due to lower sales of our ENT fiberscopes as a result of the end of our distribution agreement with Medtronic. Pro forma for the exclusion of sales to Medtronic, net sales for the first nine months of fiscal 2011 represented an increase of $2.6 million, or 52%, over the first nine months of fiscal 2010.

Loss from operations in the third quarter of fiscal 2011 was $2.4 million compared to $3.2 million in the third quarter of fiscal 2010, a decrease of $0.8 million. Loss from operations in the first nine months of fiscal 2011 was $7.7 million compared to $8.8 million in the first nine months of fiscal 2010, a decrease of $1.1 million.

Warren Bielke, our interim Chief Executive Officer, stated “We are pleased with our third quarter and first nine month results for fiscal 2011 relative to the same periods in fiscal 2010, pro forma for the exclusion of Medtronic. Sales growth of 66% for our third quarter and 52% for our first nine months reflect our success in driving top-line revenue growth and improving our margins without the benefit of the Medtronic distribution agreement, which ended April 1, 2010. We are also continuing to add new teaching hospitals and academic institutions to our customer base and gaining traction in the markets in which we operate, as evidenced by our sequential revenue growth of 17%.”

Mr. Bielke continued, “We are very excited about our urology supply agreement with Stryker, which covers our fiber and video cystoscopes, urology EndoSheath technology, and ureteroscopes. During March, domestic product launch will begin under the supply agreement. We believe this agreement will drive our urology sales and allow us to focus on increasing sales of our airway-related products, including our bronchoscopes, trans-nasal esophagoscopes, and related EndoSheath technology and ENT endoscopes. We will also focus development on our spine video endoscopes, which will be used to give direct visualization to surgeons during minimally invasive spine procedures.”

Abbreviated results (in thousands, except for per share data and percentages) for the third quarter and first nine months of fiscal 2011 and 2010 were as follows:

	Three Months Ended				Nine Months Ended
	December 31,				December 31,
	2010	2009	Difference	%	2010	2009	Difference	%
Net sales	$2,715	$2,600	$115	4%	$7,671	$8,807	$(1,136)	-13%
Net sales, excluding Medtronic (1)	2,715	1,637	1,078	66%	7,671	5,037	2,634	52%
Loss from operations	(2,445)	(3,228)	(783)	-24%	(7,717)	(8,847)	(1,130)	-13%
Net loss	(2,576)	(3,234)	(658)	-20%	(8,060)	(8,872)	(812)	-9%
Net loss per share - basic and diluted	$(0.07)	$(0.09)	$(0.02)	-22%	$(0.22)	$(0.24)	$(0.02)	-8%

(1) See attached reconciliation of GAAP to non-GAAP financial measures for additional information.

Please refer to the attached condensed consolidated balance sheet and condensed consolidated statement of operations for more detail.

The decrease in loss from operations of $0.8 million in the third quarter of fiscal 2011 was primarily attributable to a higher gross profit of $0.5 million. The decrease in loss from operations of $1.1 million in the first nine months of fiscal 2011 was primarily attributable to a higher gross profit of $0.5 million and lower research and development (“R&D”) expenses of $0.4 million.

Net loss for the third quarter of fiscal 2011 was $2.6 million, or $0.07 per basic and diluted share, compared to $3.2 million, or $0.09 per basic and diluted share, in the third quarter of fiscal 2010. The decrease in net loss of $0.7 million was primarily attributable to a higher gross profit of $0.5 million. Net loss for the first nine months of fiscal 2011 was $8.1 million, or $0.22 per basic and diluted share, compared to $8.9 million, or $0.24 per basic and diluted share, in the first nine months of fiscal 2010. The decrease in net loss of $0.8 million was primarily attributable to a higher gross profit of $0.5 million and lower R&D expenses of $0.4 million.

Medical sales increased 12% to $2.1 million in the third quarter of fiscal 2011 from $1.8 million in the third quarter of fiscal 2010, and industrial sales decreased 15% to $0.6 million from $0.8 million for the same period last year. Within medical sales:

•	ENT and TNE (trans-nasal esophagoscopy) sales increased 37% to $0.8 million from $0.6 million;
•	Urology sales increased 86% to $0.8 million from $0.4 million;
•	Bronchoscopy sales decreased 26% to $70 thousand from $94 thousand;
•	SpineView sales decreased 100% as there were no sales in the third quarter of fiscal 2011; and
•	Repairs, peripherals, and accessories sales decreased 21% to $0.4 million from $0.5 million.

Medical sales decreased 12% to $5.9 million in the first nine months of fiscal 2011 from $6.7 million in the first nine months of fiscal 2010, and industrial sales decreased 17% to $1.8 million from $2.1 million for the same period. Within medical sales:

•	ENT and TNE (trans-nasal esophagoscopy) sales decreased 35% to $1.8 million from $2.7 million;
•	Urology sales increased 45% to $2.5 million from $1.7 million;
•	Bronchoscopy sales increased 27% to $0.5 million from $0.4 million;
•	SpineView sales decreased 67% to $74 thousand from $225 thousand; and
•	Repairs, peripherals, and accessories sales decreased 34% to $1.0 million from $1.6 million.

Net sales detail (in thousands, except for percentages) for the third quarter and first nine months of fiscal 2011 and 2010 were as follows:

	Three Months Ended				Nine Months Ended
	December 31,				December 31,
Market/Category	2010	2009	Difference	%	2010	2009	Difference	%
ENT and TNE	$751	$550	$201	37%	$1,775	$2,744	$(969)	-35%
Urology	827	444	383	86%	2,471	1,702	769	45%
Bronchoscopy	70	94	(24)	-26%	541	426	115	27%
SpineView	-	225	(225)	-100%	74	225	(151)	-67%
Repairs, peripherals, and accessories	420	529	(109)	-21%	1,048	1,598	(550)	-34%
Total medical sales	2,068	1,842	226	12%	5,909	6,695	(786)	-12%
Total industrial sales	647	758	(111)	-15%	1,762	2,112	(350)	-17%
Net sales	$2,715	$2,600	$115	4%	$7,671	$8,807	$(1,136)	-13%

With respect to ENT and TNE, our net sales decrease in the first nine months of fiscal 2011 was primarily due to lower sales of our ENT fiberscopes to Medtronic of approximately $0.8 million. As announced on February 11, 2010, Medtronic no longer serves as the distributor for our ENT endoscopes effective April 1, 2010. Within the ENT area, we manufacture ENT endoscopes and, for the past three years, had sold these scopes exclusively to Medtronic. Since April 1, 2010, we have sold our ENT endoscopes through our direct sales force in the U.S. and through distributors internationally.

Net sales detail (in thousands, except for percentages) for the third and second quarters of fiscal 2011were as follows:

	Three Months Ended
	December 31,	September 30,
Market/Category	2010	2010	Difference	%
ENT and TNE	$751	$590	$161	27%
Urology	827	699	128	18%
Bronchoscopy	70	54	16	30%
SpineView	-	74	(74)	-100%
Repairs, peripherals, and accessories	420	304	116	38%
Total medical sales	2,068	1,721	347	20%
Total industrial sales	647	604	43	7%
Net sales	$2,715	$2,325	$390	17%

Completion of $10.5 Million Common Stock Private Placement

As previously announced, on January 18, 2011, we issued 7 million shares of our common stock at a purchase price of $1.50 per share to a number of investors in a private placement for aggregate proceeds of $10.5 million.

Conference Call

Vision-Sciences will host a conference call to discuss the third quarter and first nine months of fiscal 2011 results and provide an update on the Company on February 10, 2011 at 8:30 am EST. The dial-in number for the call is 877.303.1595. Please dial in five minutes prior to the call to register. A recording of the call will be available through February 17, 2011. The replay dial-in is 706.645.9291. The replay pass code is 42659325. The call may also be accessed via a live audio webcast available in the investor relations section of Vision-Sciences website at www.visionsciences.com. The audio webcast of the call will be archived and available for replay through the website.

Non-GAAP Financial Measures

To supplement Vision-Sciences’ condensed consolidated financial statements presented in accordance with GAAP, Vision-Sciences provides certain non-GAAP measures of financial performance, specifically non-GAAP sales, excluding sales to Medtronic.

Vision-Sciences’ reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP results.  These non-GAAP measures are provided to enhance investors’ overall understanding of Vision-Sciences’ current financial performance and to provide further information for comparative purposes due to the discontinuance of our distribution relationship with Medtronic.

Specifically, Vision-Sciences believes the non-GAAP sales provide useful information to both management and investors by isolating sales from continuing major relationships.  Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures is included in this press release.

Forward Looking Statements

Except for the historical information provided, the matters discussed in this release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management “believes,” “expects,” “allows,” “anticipates,” or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements.  Other risk factors are detailed in our most recent annual report and other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On® EndoSheath® Technology, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product.

Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath® and The Vision System®.  Information about Vision-Sciences' products is available at www.visionsciences.com.

CONTACT:	Vision-Sciences, Inc. Katherine Wolf, CFO and EVP, Corporate Development (845) 365-0600

VISION-SCIENCES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(unaudited)

	Three Months Ended				Nine Months Ended
Non-GAAP Financial Measures	December 31,				December 31,
and Reconciliation	2010	2009	Difference	%	2010	2009	Difference	%
GAAP net sales	$2,715	$2,600	$115	4%	$7,671	$8,807	$(1,136)	-13%
Less: Net sales to Medtronic	-	(963)	(963)	-100%	-	(3,770)	(3,770)	-100%
Non-GAAP net sales	$2,715	$1,637	$1,078	66%	$7,671	$5,037	$2,634	52%

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,	March 31,
	2010	2010
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$1,208	$2,540
Short-term investments	-	447
Accounts receivable, net of allowance for doubtful accounts of $144
and $347, respectively	1,647	1,147
Inventories, net	5,996	4,175
Prepaid expenses and other current assets	166	886
Total current assets	9,017	9,195

Machinery and equipment	4,440	3,584
Furniture and fixtures	226	225
Leasehold improvements	359	357
Total property and equipment, at cost	5,025	4,166
Less—accumulated depreciation and amortization	2,792	2,237
Total property and equipment, net	2,233	1,929
Other assets, net of accumulated amortization of $88 and $84,
respectively	75	79
Deferred debt cost, net of accumulated amortization of $132
and $31, respectively	312	296
Total assets	$11,637	$11,499

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Capital lease obligations	$65	$55
Accounts payable	1,903	867
Accrued expenses	816	984
Accrued compensation	679	1,107
Advances from customers	3,669	-
Total current liabilities	7,132	3,013
Line of credit—related party	5,000	2,500
Capital lease obligations, net of current portion	94	61
Total liabilities	12,226	5,574

Commitments and Contingencies
Stockholders’ (deficit) equity:
Preferred stock, $0.01 par value—
Authorized—5,000 shares
issued and outstanding—none	-	-
Common stock, $0.01 par value—
Authorized—75,000 shares
issued and outstanding—37,711 shares and 36,856 shares,
respectively	377	369
Additional paid-in capital	83,506	81,968
Accumulated deficit	(84,472)	(76,412)
Total stockholders’ (deficit) equity	(589)	5,925
Total liabilities and stockholders’ (deficit) equity	$11,637	$11,499

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$2,715	$2,600	$7,671	$8,807
Cost of sales	1,906	2,250	5,532	7,204
Gross profit	809	350	2,139	1,603

Selling, general, and administrative expenses	2,599	2,919	7,872	8,108
Research and development expenses	655	659	1,984	2,342
Loss from operations	(2,445)	(3,228)	(7,717)	(8,847)

Interest income	1	14	4	85
Interest expense	(91)	(6)	(235)	(52)
Debt cost expense	(37)	(12)	(101)	(12)
Other, net	-	-	(1)	(28)
Loss before provision for income taxes	(2,572)	(3,232)	(8,050)	(8,854)
Income tax provision	4	2	10	18
Net loss	$(2,576)	$(3,234)	$(8,060)	$(8,872)

Net loss per common share - basic and diluted	$(0.07)	$(0.09)	$(0.22)	$(0.24)

Shares used in computing net loss
per common share	36,955	36,855	36,904	36,853